HOLLYER BRADY SMITH & HINES LLP
                   551 Fifth Avenue
                  New York, NY 10176

                  Tel: (212) 818-1110
                  FAX: (212) 818-0494
             e-mail: bandebar@aol.com


                              February 27, 2001

BY EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


               Re:  Tax-Free Fund of Colorado
                    File Nos. 33-12381 and 811-5047

     Dear Sirs:

     On behalf of Tax-Free Fund of Colorado (the "Fund") I enclose for filing with the Commission, pursuant to Rule 485(a) under the Securities Act of 1933 (the "1933 Act") and pursuant to the Investment Company Act of 1940 (the "1940 Act"), the following documents:

     In accordance with Rule 472(b) under the 1933 Act and Rule 8b-11 under the 1940 Act, the text on Form N-1A of Post-Effective Amendment No. 16 to the Registration Statement of the Fund under the 1933 Act and Amendment No. 17 to the Registration Statement of the Fund under the 1940 Act, marked to show changes.

     Pursuant to Rule 485(a) it is proposed that this amendment will become effective on April 30, 2001.

     This filing is made under Rule 485(a) because in July 2000 the shareholders of the Fund approved changes to the Fund's Investment Advisory and Administration Agreement, its Sub-Advisory Agreement and its Distribution Plan. The effect of these changes is to allow the Fund to pay 12b-1 fees with respect to its Class A Shares at an annual rate of up to 0.15 of 1% without a corresponding reduction is advisory and sub-advisory fees. Such a reduction if distribution fees exceeded 0.05 of 1% had been a part of previous agreements. Distribution fees with respect to Class A Shares are currently at an annual rate of 0.05 of 1% and there is no current intention to raise them.

     The staff is advised that other than disclosures relating to the foregoing, this filing contains only routine annual updates.
Selective review would accordingly be appropriate.

     Because we will have a heavy printing schedule in April for these and other Funds, we would be most grateful if we could have staff comments on this filing as soon as possible.

     Please provide comments to me or to my partner Robert Jones at the above telephone number, 212-818-1110.

     With our thanks for your prompt review,

                              Very truly yours,

                              /s/ W.L.D. Barrett

                              William L. D. Barrett